Exhibit 10.10

ADDENDUM
TO
MORTGAGE SELLING AND SERVICING CONTRACT
(Early Advance Funding Agreement)

This Addendum (the “EAF Agreement”) to that Mortgage Selling and Servicing Contract dated December 20, 2012 (the "MSSC”) is made by and between Fannie Mae (“Fannie Mae”), a corporation organized and existing under the laws of the United States, and Nationstar Mortgage LLC, a limited liability company organized and existing under the laws of the State of Delaware and is effective December 31, 2012.

WHEREAS, Servicer services, on behalf of Fannie Mae, certain residential mortgage loans and real estate owned (REO) properties owned or securitized by Fannie Mae, in accordance with the MSSC and Fannie Mae Servicing Guide; and
WHEREAS, Fannie Mae has agreed to provide to Servicer early reimbursement of certain Advances.
NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
I. Addendum to MSSC. Fannie Mae agrees to provide to Servicer early reimbursement of certain Advances relating to loans and REO properties serviced under the MSSC, any Master Agreement and Fannie Mae Servicing Guide pursuant to and subject to the conditions of the attached Exhibit A.

II. Applicable Laws. This EAF Agreement will be construed in accordance with federal law and the laws of New York, without reference to the choice of law principles under the laws of New York.

III. Entire Agreement. All other terms, conditions, provisions, and covenants in the MSSC and Fannie Mae Selling and Servicing Guides, as may be updated or amended from time to time, shall remain unaltered and in full force and effect, except as modified by this EAF Agreement.

IV. Counterparts. This EAF Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single agreement.
IN WITNESS WHEREOF, each of the undersigned parties to this EAF Agreement has caused this EAF Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.

Fannie Mae		Nationstar Mortgage LLC (Servicer)
By:	/s/ William L Wilson, Jr.	By:	/s/ Gregory Oniu
Name:	William L. Wilson, Jr.	Name:	Gregory Oniu
Title:	Vice President	Title:	Senior Vice President
Date:	December 20, 2012	Date:	December 20, 2012

EXHIBIT A

EARLY ADVANCE FUNDING AGREEMENT

EARLY REIMBURSEMENT PERIOD:
The period (“Early Reimbursement Period”) during which Fannie Mae will make payments of Periodic Early Reimbursement Amounts (as defined below) in respect of Eligible Advances (as defined below), which will commence on the Closing Date and end on the first to occur of:
(1) December 31, 2013 (unless extended or renewed in writing by Fannie Mae and Servicer); or

(2) a Stop Event that is not waived by Fannie Mae

During the Early Reimbursement Period, Fannie Mae will make payments of Periodic Early Reimbursement Amounts as provided herein. Upon termination of the Early Reimbursement Period, Fannie Mae will no longer pay Periodic Early Reimbursement Amounts and the Recoupment Period will commence.

ELIGIBLE ADVANCES FOR EARLY REIMBURSEMENT
Except as provided below, “Eligible Advance” shall include all of the following advances required to be made by the Servicer with respect to mortgage loans and real estate owned (REO) serviced by the Servicer (“Mortgage Loans”) pursuant to the MSSC and Fannie Mae Servicing Guide (the “Guide”) for which Servicer has not been repaid or reimbursed as of such date:

1. “P&I Delinquency Advances” which are advances of principal or interest payments, including a “Foreclosure Buyout”). A “Foreclosure Buyout” is an advance required to be remitted as the result of an action taken during the preceding month with respect to a property reported under Fannie Mae Action Codes 70, 71 or 72 at the start of the month in which the advance is due.

2. “T&I Escrow Advances” which are advances for the payment of taxes, assessments, insurance premiums, ground rents, and other similar items and charges, and

3. “Corporate Servicing Advances” which are advances other than P&I Delinquency Advances and T&I Escrow Advances.

Eligible Advances shall also include any outstanding servicing advances previously paid or reimbursed by Servicer and identified on Schedule C in connection with a servicing transfer to the Servicer. Each such advance shall be deemed a “Legacy Servicing Advance”.

Notwithstanding the foregoing and except as identified in Schedule C, Eligible Advances shall not include servicing advances paid or reimbursed by Servicer a) in connection with a servicing transfer to the Servicer, including servicing transfers after the date of this EAF Agreement, or b) relating to Mortgage Loans the servicing to which was acquired from a third party. However, the parties may by written agreement add additional Eligible Advances to Schedule C, which Eligible Advances shall be deemed incorporated into the EAF Agreement.

Eligible Advances also shall not include advances applicable to the payment of any guaranty or excess servicing fees or lender paid mortgage insurance premiums. Eligible Advances must have been actually incurred by the Servicer, and T&I Escrow Advances and Corporate Servicing Advances must fall under one of the 571 Codes in the Fannie Mae 571 Claims Guide.

Notwithstanding anything to the contrary herein, after the date on which the underlying real estate/collateral is sold or disposed, the loan or REO property is otherwise “liquidated” (including as a result of an event reported as Fannie Mae Action Code of 70, 71 or 72), or loans have a zero UPB as a result of an event reported as Fannie Mae Action Code of 60 or 65 (the “Final Liquidation Date”), no Periodic Early Reimbursement Amounts will be paid by Fannie Mae for advances made by the Servicer after the Final Liquidation Date on that Mortgage Loan. In addition, all Periodic Early Reimbursement Amounts must be repaid within 120 days after the Final Liquidation Date of the related loan, regardless of whether recoveries have actually been collected.

PERIODIC EARLY REIMBURSEMENT AMOUNT:	For any Reporting Cycle (as defined below), an amount equal to the Funding Value (as defined below) of Eligible Advances, subject to the Early Reimbursement Amount Limit (as defined below).

If the Early Reimbursement Amount Limit is reached in a particular Reporting Cycle, Fannie Mae shall reimburse P&I Delinquency Advances before T&I Escrow Advances or Corporate Servicing Advances and, within each category, Eligible Advances applicable to Mortgage Loans held directly by Fannie Mae (“MRS Advances”) prior to those Mortgage Loans held in an MBS trust (“MBS Advances”.)

AGGREGATE EARLY REIMBURSEMENT AMOUNT:
As of any date of determination, the excess, if any, of (i) the total Periodic Early Reimbursement Amounts previously paid to Servicer by Fannie Mae prior to such date over (ii) the aggregate, cumulative amount of Collections (as defined below) recouped by Fannie Mae prior to such date. In no event shall Fannie Mae be obligated to make payment of any Periodic Early Reimbursement Amount that would result in the Aggregate Early Reimbursement Amount exceeding the Early Reimbursement Amount Limit.

FUNDING VALUE:
With respect to any Eligible Advance as of any date of determination, the product of (x) the outstanding balance of such Eligible Advance as of such date and (y) the applicable Early Reimbursement Rate.

EARLY REIMBURSEMENT RATE:	P&I Delinquency Advances: [***].
T&I Escrow Advances: [***]
Corporate Servicing Advances: [***]
Legacy Servicing Advances: See Schedule C

The Early Reimbursement Rate for T&I Escrow Advances, Corporate Servicing Advances and applicable Legacy Servicing Advances will be recalculated on the first day of each calendar month based on the cumulative Curtailment Rate for the immediately preceding three (3) calendar months as follows:

	Curtailment Rate	Early Reimbursement Rate
	80% - 100%	[***]
	70% - <80%	[***]
	Less than 70%	[***]

For purposes of this calculation, “Curtailment Rate” shall mean the percentage of the amount of T&I Escrow Advances, Corporate Servicing Advances and Legacy Servicing Advances requested by Servicer to be reimbursed under this EAF Agreement which Fannie Mae determines are Eligible Advances and subject to reimbursement by Fannie Mae hereunder. A Curtailment Rate of less than 60% may be considered a Stop Event by Fannie Mae.

Notwithstanding the foregoing, the Early Reimbursement Rate for Legacy Servicing Advances attributable to the servicing transferred from Aurora Bank FSB shall be 60%.

Any revised Early Reimbursement Rate shall become effective for the Periodic Early Reimbursement Amount applicable to the next Reporting Cycle.

EARLY REIMBURSEMENT AMOUNT LIMIT:
Fannie Mae's obligation to make payment of Periodic Early Reimbursement Amounts will not exceed a maximum Aggregate Early Reimbursement Amount of Three Hundred Twenty Five Million ($325,000,000) dollars, provided that the total of such amount attributable to Legacy Advances applicable to servicing transferred from Aurora Bank FSB shall not exceed Sixty-Three Million ($63,000,000) dollars.

DEFICIENCY AMOUNT:
A Deficiency Amount shall exist on any date if, and to the extent that, on such date, the Aggregate Early Reimbursement Amount exceeds the Funding Value of all Eligible Advances. If a Deficiency Amount exists, the party that becomes aware of such event shall immediately notify the other party of the existence of any Deficiency Amount. Any such Deficiency Amount shall be cured by the Servicer within three business days of the Servicer becoming aware of the existence of a Deficiency Amount. Any Deficiency Amount attributable to the reduction of an Early Reimbursement Rate as provided herein shall be due and payable by Servicer no later than the Draft Date associated with the next Reporting Cycle.

FANNIE MAE DESIGNATED ACCOUNT:
“Designated Account” shall mean an account created by Fannie Mae in its name and under its control at a financial institution of Fannie Mae's choosing. A Designated Account may relate to either MBS Advances or MRS Advances but not both.

The Servicer hereby acknowledges and agrees that it has no right, title, interest or claim in or to any Designated Account or any funds or other assets therein (whether or not deposited by the Servicer), or any interest earned or accrued on the foregoing (notwithstanding anything to the contrary contained in the Guide or in any other agreement), all of which shall be the exclusive property of Fannie Mae.

ONGOING RECONCILIATION PERIOD:
Anytime an Eligible Advance is requested by Servicer hereunder, Servicer shall provide Fannie Mae an Advance Request Form, a sample of which is attached hereto as Schedule A, and shall deliver such request form via e-mail to “advance_facilities_data@fanniemae.com

Beginning in the month of the effective date of this EAF Agreement, Servicer shall deliver the Reports (as defined below) as required in the Data Dictionary

The calendar month covered by a Report, as applicable, shall constitute a “Reporting Cycle.”

P&I Delinquency Advances

No later than the second business day following the receipt by Fannie Mae of the Report applicable to P&I Delinquency Advances, Fannie Mae will notify the Servicer of any discrepancies, including any discrepancies between the (a) the sum of all reported loan-level P&I Delinquency Advances and (b) the aggregate P&I Delinquency Advances requested by the Servicer.

On the business day each month prior to the draft date applicable to the standard Fannie Mae MBS remittance cycle (the “Draft Date”) published in the Guide, the following actions shall occur:

(i)to the extent a Periodic Early Reimbursement Amount is required to be distributed, Fannie Mae shall deposit (such deposit shall be contingent on the fact that no discrepancy regarding the requested P&I Delinquency Advances remains outstanding) into the Designated Account the Periodic Early Reimbursement Amount relating to the P&I Delinquency Advances for the related Reporting Cycle; and

(i)by 10:00 AM (Eastern Time) on such date, the Servicer shall deposit all remaining principal and interest required to be remitted on the Draft Date for all Fannie Mae MBS Mortgage Loans serviced by the Servicer.

On the Draft Date, Fannie Mae shall draft from the Designated Account, in lieu of the Servicer's custodial account or accounts, the Required P&I and any amounts deposited by Fannie Mae as Periodic Early Reimbursement Amounts.

The Servicer shall deposit into the Collections Account on the Draft Date any principal and interest reported as “uncollected” on the Report, and received between the business day immediately preceding the Report Date and the Draft Date.

T&I Escrow Advances and Corporate Servicing Advances.

No later than the second business day following the Report Date applicable to T&I Escrow Advance and Corporate Servicing Advances, Fannie Mae will notify the Servicer of any discrepancies regarding T&I Escrow Advance and Corporate Servicing Advances.

Servicer may also receive Periodic Early Reimbursement Amounts at month end by submitting to Fannie Mae a Report applicable T&I Escrow Advance and Corporate Servicing Advances six business days prior to month end. No later than the second business day following receipt of this Report Fannie Mae will notify the Servicer of any discrepancies regarding T&I Escrow Advance and Corporate Servicing Advances.

On the business day immediately preceding both the Draft Date and the last business day of the month, Fannie Mae shall fund (to the extent a Periodic Early Reimbursement Amount is required to be distributed) the Periodic Early Reimbursement Amount for T&I Escrow Advance and Corporate Servicing Advances (as requested by the Servicer on an Advance Request Form) to the Servicer. Such funding shall be contingent on the fact that no discrepancy regarding the requested T&I Escrow Advances and Corporate Servicing Advances remains outstanding.

Subject to the conditions identified below, Fannie Mae additionally agrees that it will reimburse Servicer for T&I Escrow Advance and Corporate Servicing Advances on a daily basis as may be requested by Servicer and agreed to by Fannie Mae. Therefore in addition to the reporting requirements identified herein, not later than the fifth (5th) business day prior to the business day on which Servicer requests that Fannie Mae make reimbursement to Servicer (or such other time period as mutually agreed to by the parties), Servicer shall deliver to Fannie Mae or its designee a Report applicable to T&I Escrow Advance and Corporate Servicing Advances. Fannie Mae and/or its designee will reconcile the same within two (2) business days, and if it determines that an amount is due and owing by Fannie Mae to Servicer, such amount shall be reimbursed to Servicer by Fannie Mae on the date requested by Servicer, or at such time as may otherwise be mutually agreed to by Fannie Mae and Servicer. Applicable to each reimbursement of T&I Escrow Advances and Corporate Servicing Advances made by Fannie Mae herein, Servicer shall pay Fannie Mae a fee equal to the greater of 1) $1,000, or 2) the Compensation Rate divided by twenty-four (24), multiplied by the T&I Escrow Advance and Corporate Servicing Advances reimbursed by Fannie Mae. Servicer will not be required to pay such administrative fee for the reimbursements made 1) on the business day immediately preceding the Draft Date, and 2) one business day prior to the last business day of each calendar month. Fannie Mae will provide to Servicer an invoice for such administrative fees on or about the tenth (10th) day of each calendar month, and within thirty days of receipt of the invoice Servicer agrees to wire to Fannie Mae such invoiced amount as directed in the invoice, or as otherwise directed by Fannie Mae.

At any time Fannie Mae may notify the Servicer of any material discrepancy between the P&I Delinquency Advances, T&I Escrow Advances or Corporate Servicing Advances as previously reported by the Servicer and the amounts reflected in Fannie Mae's internal systems of record. Such discrepancies shall constitute a material Due Diligence issue and the Servicer and Fannie Mae will work in good faith to resolve any such material discrepancies.

REPORTS:
In addition to any required reporting obligations in the Guide, during the periods identified in the section herein titled “Ongoing Reconciliation Period” Servicer shall deliver to Fannie Mae or its designee reports and loan level listings (each a “Report”) in a format reasonably acceptable to Fannie Mae containing the data and within the time periods identified in Schedule B (“EAF Data Dictionary”) to this EAF Agreement (as such Attachment may be modified by Fannie Mae in writing from time to time), including (i) such reason codes to conform to information and codes required by Fannie Mae Form 571 (Cash Disbursement Request) and (ii) upon request, reconciliations and supporting documentation (including invoices) of general ledger receivables applicable to Eligible Advances.

The Servicer shall also provide to Fannie Mae by the 25th day of each month for the time period directed by Fannie Mae (i) provided that a P&I Delinquency Advance was made (excluding Foreclosure Buyouts), a completed Fannie Mae Form 496 (“Principal and Interest (P&I) Custodial Account Analysis”), including all applicable schedules, and (ii) Fannie Mae Form 496a (“Taxes and Insurance (T&I) Custodial Account Analysis”), including all applicable schedules.

COLLECTIONS ACCOUNT OVER COLLECTION:
All collections and reimbursements related to Eligible Advances, other than Foreclosure Buyouts, received on the related Mortgage Loans by the Servicer from Fannie Mae, mortgagors or as liquidation proceeds or other recoveries (in the aggregate, the “Collections”), must be deposited by the Servicer into a Collections Account established by Fannie Mae and under Fannie Mae's control no later than 6:00 pm ET on the second business day following Servicer's receipt thereof, subject to the following:

(i)During the Early Reimbursement Period the Servicer may retain any Collections in excess of the Periodic Early Reimbursement Amount outstanding with respect to the related Mortgage Loan; and

(i)During the period between the final disbursement of a Periodic Early Reimbursement Amount and the last day for recoupment as provided below, the Servicer may retain any Collections in excess of the Aggregate Early Reimbursement Amount.

All Periodic Early Reimbursement Amounts related to Foreclosure Buyouts shall be repaid to the Collections Account within one business day after the Servicer receives a monthly reimbursement of foreclosure advances from Fannie Mae, without regard to the amount actually reimbursed. Further, all Periodic Early Reimbursement Amounts for P&I Delinquency Advances and applicable to Mortgage Loans which have undergone a reclassification as provided in the Guide shall be repaid to the Collections Account within two business days of such reclassification.

However, following the occurrence of, and during the continuance of, a Stop Event that has not been waived by Fannie Mae, clauses (i) and (ii) above shall not apply and further, all reimbursements of Eligible Advances due from Fannie Mae shall be deposited directly into the Collections Account by Fannie Mae.

Servicer shall notify Fannie Mae in the event it determines that any Periodic Early Reimbursement Amount relates to an advance other than an Eligible Advance. In addition, Fannie Mae shall provide Servicer with a monthly report listing any Periodic Early Reimbursement Amounts outstanding on advances it has determined to be ineligible, including any relating to loans more than 90 days past their Final Liquidation Date. Servicer shall deposit any such amounts into the Collections Account within 15 calendar days after the date of such determination or report, regardless of whether recoveries have actually been collected.

If the amount in the Collections Account exceeds the Aggregate Early Reimbursement Amount (“Over Collection”), then simultaneously with the first to occur of the payment of the next Periodic Early Reimbursement Amount or the commencement of the Recoupment Period, the Over Collection amount shall be applied to reduce the Aggregate Early Reimbursement Amount outstanding. Any amount by which the Over Collection exceeds such Aggregate Early Reimbursement Amount will be returned to the Servicer within five business days following the date the Aggregate Early Reimbursement Amount is reduced to zero.

MONTHLY SETTLEMENTS / SETTLEMENT DATES:
On the third business day of each month, Fannie Mae shall notify Servicer of the Early Reimbursement Compensation amount. On the fifth business day of each calendar month, Servicer shall fund to an account designated by Fannie Mae the Early Reimbursement Compensation. Such date shall be deemed a “Settlement Date.”

In the event that Fannie Mae does not timely receive such funding, on the following business day Fannie Mae may withdraw an amount equal to such unpaid Early Reimbursement Compensation directly from the Collections Account prior to the calculation of the Periodic Early Reimbursement Amount for that month. Such withdrawal will not avoid the occurrence of a Stop Event.

Following the occurrence of, and during the continuance of, a Stop Event that has not been waived by Fannie Mae, a Settlement Dates shall occur with such frequency (e.g., weekly or daily) as Fannie Mae shall direct.

EARLY REIMBURSEMENT COMPENSATION:
In consideration of Fannie Mae's reimbursing to Servicer Eligible Advances earlier than as provided under the MSSC and Guide, the Servicer will pay Fannie Mae a monthly compensation amount equal to the aggregate amount obtained by daily application of the Compensation Rate to the amount of the Aggregate Early Reimbursement Amount on a 360 day per year basis for the actual number of days elapsed since the prior Settlement Date (or, with respect to the first Settlement Date following the Closing Date, since the Closing Date). The Servicer will pay the Early Reimbursement Compensation to Fannie Mae on each Settlement Date.

COMPENSATION RATE:
[***] basis points over One-Month LIBOR. LIBOR will be set as of the last business day of the second month preceding the month in which the Settlement Date occurs. (For example, if the Settlement Date is August 3rd, LIBOR will be as of the last business day in June.) Notwithstanding the foregoing, the Compensation Rate shall be [***] basis points over One-Month LIBOR on Eligible Advances related to those mortgage servicing rights acquired by Servicer (i) from Flagstar Capital Markets Corporation on September 15, 2009; (ii) from Flagstar Capital Markets Corporation on September 1, 2011; and (iii) from GMAC Mortgage, LLC on November 14, 2008.

FACILITY RENEWAL/AMENDMENT FEE:
On the Closing Date Servicer shall pay [***] of the Early Reimbursement Amount Limit. If extended or renewed in writing by Fannie Mae and Servicer, [***] of the Early Reimbursement Amount Limit shall thereafter be payable as a renewal fee annually. If the Early Reimbursement Amount Limit is increased, [***] of the additional amount shall be payable as an Amendment Fee on the first business day following the effective date of the increase and pro rated from such effective date to the scheduled end of the Early Reimbursement Period.

CLOSING DATE:	December 31, 2012

RECOUPMENT:
Periodic Early Reimbursement Amounts shall be recouped by Fannie Mae primarily through Collections, however the Servicer can pay any or all outstanding amounts due at any time, and is obligated to pay, if applicable, the outstanding Aggregate Early Reimbursement Amount on or prior to the completion of an eighteen (18) month period starting on the earlier of (i) the first day of the month following the end of the Early Reimbursement Period or (ii) the occurrence of a Stop Event. Such eighteen (18) month period is referred to herein as the “Recoupment Period.”

STOP EVENTS:	Unless otherwise waived by Fannie Mae, Stop Events are as follows:

1.Failure of Servicer to comply with the terms or conditions of this EAF Agreement, specifically including but not limited to,

a. Failure of the Servicer to pay any Early Reimbursement Compensation amount or any Deficiency Amount when due.
b. Failure of the Servicer to deposit Collections into the Collection Account by 6:00 pm ET on the second business day following the receipt thereof by Servicer.
c. Failure of the Servicer to repay in a timely manner any portion of the Aggregate Early Reimbursement Amount relating to an advance that is not an Eligible Advance.
2. Failure of the Servicer to be an approved Fannie Mae Servicer.
3. Occurrence of a change in the Servicer's organization as described in the Part I, Chapter 2, Section 204 of the Guide.

4. Failure of the Servicer to resolve a material Due Diligence issue within 30 business days of notification, unless the parties mutually agree to extend such cure period, it being understood that (a) Fannie Mae has the option to suspend funding of Periodic Early Reimbursement Amounts while a material Due Diligence issue remains unresolved, even if no Stop Event has occurred, and (b) Fannie Mae will act in good faith to determine materiality of Due Diligence issues.

5. Insolvency, Receivership or Bankruptcy of the Servicer, as established by a court of competent jurisdiction.
6. Failure of the Servicer to submit any required Reports or other reporting and such failure continues for 5 business days.

7. The occurrence of an Event of Default by the Servicer under any Master Agreement or the MSSC, as applicable, which has not been waived or cured as may be allowed under such agreement or contract, if applicable.

8. Failure by the Servicer to deposit into the Designated Account all principal and interest as provided herein; provided, however, that such failure shall be subject to a cure period of one business day; provided, further, however, that such cure period shall be unavailable if such failure occurs more than once in any four-month period or more than twice in any twelve-month period.

9. 120 days after written notice by Fannie Mae.

10. The earlier of 120 days or such earlier date as set forth in such Proceeding following written notice by Fannie Mae or Servicer, as applicable, that either Fannie Mae or Servicer, as applicable, becomes subject to any order, or litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or similar proceeding initiated by a governmental authority (a “Proceeding”) which impairs such party's ability to discharge its obligations hereunder in any material respect.

Upon occurrence of a Stop Event not waived by Fannie Mae, the Early Reimbursement Period may be terminated.

DUE DILIGENCE REQUIREMENTS:
Fannie Mae has the right to perform due diligence activities related to Eligible Advances and Periodic Early Reimbursement Amounts prior to the Closing Date and at any such time thereafter (“Due Diligence”). Promptly upon Fannie Mae's (or its agent's) request, the Servicer is required to provide reasonable access to Servicer's system's and personnel, books and records whether stored in tangible or electronic form. Failure of the Servicer to provide such access will constitute a material Due Diligence issue and a Stop Event. Servicer shall bear all reasonable costs and expenses of Fannie Mae associated with any Due Diligence, including without limitation third-party vendor fees.

In the event non-material issues are discovered during the Due Diligence process, the Servicer will be notified in writing by Fannie Mae or its agent and will have a reasonable amount of time to cure such issues. However, failure to cure will constitute a material Due Diligence event.

SERVICING TRANSFER:
Unless consented to in a writing by Fannie Mae specifically referencing this EAF Agreement, no servicing of Mortgage Loans for which there exists any outstanding Periodic Early Reimbursement Amount shall be transferred to another servicer unless the Periodic Early Reimbursement Amount applicable to such Mortgage Loan is deposited into the Collections Account, or the Servicer otherwise makes a payment to Fannie Mae in an amount equal to such Periodic Early Reimbursement Amount.

FANNIE MAE SERVICING REQUIREMENTS:
Except as specifically set forth herein, entering into this EAF Agreement does not alter or diminish any obligations or duties required of the Servicer according to the MSSC and the Fannie Mae Selling and Servicing Guides, as applicable.

ASSIGNMENT:	Neither Fannie Mae nor the Servicer may assign, transfer or participate its rights under this EAF Agreement.

TERMINATION:	Fannie Mae may terminate this EAF Agreement:

(i) after the Early Reimbursement Period is completed;

(ii) and the Aggregate Early Reimbursement Amount is zero;

(iii) for the convenience (i.e., for any reason or no reason) of Fannie Mae, upon 120 days prior written notice to Servicer; or

(iv) on the occurrence of a Stop Event not waived by Fannie Mae.

Except for a termination under clause (iii) or a termination under clause (iv) due to a subsection 9 or 10 Stop Event, upon termination of this EAF Agreement, all outstanding Periodic Early Reimbursement Amounts shall be immediately due and payable to Fannie Mae.

SCHEDULE A
(Advance Request Form)

For the [Month/Day/Year] [EAF/SUB] funding, ABC Mortgage Company submitted the following files. I certify that to the best of my knowledge these advances are all either borrower recoverable or 571 claimable expenses.  Should it be determined that these advances are not recoverable or claimable, we will abide by the terms of the contract for repayment.

File Name	Number of Files Submitted	Total FNMA Advance Amount	Advance Dates From	Advance Dates To	Bank Name	Account#	Routing#
P&I Advance Detail
Corp/Escrow Advance Detail
Total

[Name]
[Title] (Must be an Officer of the company)
[Company]

SCHEDULE B
(EAF Data Dictionary)

SCHEDULE C

Original Advancing Servicer	Legacy Advance Type: Early Reimbursement Rate (except as may be modified as provided herein)	Transfer Date
AmTrust	P&I Delinquency Advance: [***] T&I Escrow Advances: [***] Corporate Servicing Advances: [***]	December 10, 2010
Flagstar Capital Markets Corporation	P&I Delinquency Advance: [***] T&I Escrow Advances: [***] Corporate Servicing Advances: [***]	May 1, 2010
Flagstar Capital Markets Corporation	P&I Delinquency Advance: [***] T&I Escrow Advances: [***] Corporate Servicing Advances: [***]	September 1, 2011
Aurora Bank FSB	P&I Delinquency Advance: [***] T&I Escrow Advances: [***] Corporate Servicing Advances: [***]	June 30, 2012
GMAC Mortgage	Not Applicable
Advances made by Servicer relating to Mortgage Loans in each of the above referenced acquired portfolios after the applicable Transfer date shall be Eligible Advances.

*** Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

2